Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is entered into in Beijing as of August 4, 2009 by and among the following Parties:

1.	Zhengmao Hu, a PRC citizen (identity card number: [410221700414021])

2.	Min Hu, a PRC citizen (identity card number: [41071119640703102X) (Zhengmao Hu and Min Hu shall hereinafter be referred to collectively as the “Borrowers” and individually as a “Borrower” )

3.	Tianjin Frank Education Consultancy Co., Ltd., a wholly foreign-owned enterprise incorporated in accordance with the PRC Law, with its registered address at Room 3024, Building A, No. 2 of Wuhuadao, Huayuan Industry District, Tianjin (hereinafter referred to as the “Lender”).

(In this Agreement, each of the above parties shall be hereinafter referred to individually as a “Party” and collectively as the “Parties”.)

Whereas:

1.	Zhengmao Hu and Min Hu have been borrowing RMB 15,000,000 from Lender to invest Beijing Frank Education Investment and Management Co., Ltd. (hereinafter referred to as the “Management Company”).

2.	In order to conclude the rights and obligations of the Borrowers and the Lender under relevant loan arrangements, the Parties hereby agree as follows through mutual negotiations:

Article 1 Definitions

1.1	In this Agreement:

“Effective Date” means the date on which this Agreement is duly executed by the Parties hereto which is August 4, 2009.

“Loan” means under the article 2.1 the loan in RMB provided by the Lender to the Borrowers which is RMB 15,000,000, thereinto, Loan for Min Hu is RMB14,800,000; and for Zhengmao Hu is RMB 200,000.

“Material Agreement” means any agreement of which Management Company is a party and which has material impacts on the businesses or the assets of Management Company (including its branch offices), including contracts in which the amount is more than RMB 50,000.

“Loan Term” has the meaning as provided in Article 4.1;

“Due payment” is the amount unpaid by Borrowers under terms of loan agreement;

“Repayment Notice” has the meaning as provided in Article 4.2;

“PRC” means the People’s Republic of China, for the purpose of this Agreement excluding Hong Kong, Macau and Taiwan.

1.2	Any term referred to herein shall have the following meanings:

“Article” shall, unless the context otherwise requires, be construed as a reference to a clause of this Agreement;

“Tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

The “Lender” or the “Borrower” shall be construed so as to include their successors and assignees as permitted by the Parties based on their respective interests.

1.3	Unless the context otherwise requires, any reference herein to this Agreement or any agreement or document shall be construed as including this Agreement or, as the case may be, such other agreement or document as may be from time to time, or have been amended, varied, substituted or supplemented.

Article 2 Loan

2.1	The Lender has provided the principal of the Loan to the Borrowers hereunder amounts to RMB15,000,000, amongst which:

The principal of the loan to Min Hu is RMB14,800,000;

The principal of the loan to Zhengmao Hu is RMB200,000.

Borrowers should use the Loan for the purpose herein only or any other purpose consented by Lender in written. Without the Lender’s prior written consent, Borrowers should not use the Loan for any other purpose as set forth herein.

2.2	Borrowers confirm that, Lender or the third party designated by Lender has provided the full amounts of Loan to Borrowers before the execution of this Agreement.

2.3	The Parties confirm that, Borrowers shall perform the obligation of repayment to Lender under the terms of this Agreement and perform other obligations prescribed under this Agreement.

Article 3 Interest

The interest rate of the Loan hereunder is null, i.e., no interest shall be collected.

Article 4 Repayment

4.1	The Loan Term under this Agreement is 20 years from the date of effectiveness of this Agreement; or is the time that Borrower Dies or becomes non-capability of civil conducts or limited-capability of civil conducts; and the first-occurrence date prevails (“Loan Term”). Where the Loan Term is expired, unless the Parties make an agreement to extend Loan Term, Borrowers shall repay the due payment on the day of maturity time by one-off payments. Under such circumstance, the Lender is entitled to purchase or designate a third party to purchase the entire equities of Management Company held by the Borrowers at a Transferred Equity Price equal to the amount of loan to be repaid provided that it does not breach the applicable laws and regulations.

4.2	During the Term of Loan, Lender may make a decision to accelerate the maturity time of loan at any time at its sole discretion; and either of the Borrowers may at any time serve a repayment application (“Repayment Notice”) thirty (30) days in advance to the Lender applying for repayment of the debt in full or in part.

4.3	During the Term of Loan, where (1)Management Company dissolves or bankrupts, or (2) Borrowers breach any representations and warranties under this Agreement, Lender is entitled to require either of the Borrower or both Borrowers to repay the Loan in part or in full immediately.

4.4	Where under any circumstance that the Lender requires either of Borrower to repay the money under Article 4.2 or 4.3, Lender is entitled to purchase or designate a third party to purchase the all equity interests of Management Company held by the Borrowers at a Transferred Equity Price equal to the amount of Loan to be repaid provided that it does not breach the applicable laws and regulations.

4.5	Where Borrowers repay the money in advance upon request or upon the maturity of Loan Term, the Borrowers shall repay the Loan in cash or in other way duly adopted by the board of directors of Lender.

4.6	Where Borrowers repay-off the Loan in accordance with the above terms of Article 4, Borrowers shall not undertake any obligation of repayment under this Agreement.

Article 5 Taxes

All taxes that may incur in connection with the Loan shall be borne by the Lender.

Article 6 Confidentiality

6.1	Regardless of the termination of this Agreement, the Borrowers shall be obliged to keep in confidence the following information: the business secret, proprietary information and customer information of the Lender known to or received by the Borrowers in connection with the execution and performance of this Agreement (hereinafter collectively as the “Confidential Information”). The Borrowers are only entitled to use such Confidential Information for the performance of its obligations hereunder. The Borrowers shall not disclose the above Confidential Information to any third parties without the written consent from the Lender; otherwise it shall be liable to the default liability and indemnify the losses of the lender.

6.2	The following information is not Confidential Information:

(a) Any information proved by written evidence that receiving party knew or aware of through legal method before;

(b) Any information entering in public domain not as a result of the fault of receiving party;

(c) Any information acquired by receiving party through other legal methods after the receiving of Confidential Information.

6.3	Upon termination of this Agreement, the Borrowers shall, upon request by the Lender, return, destroy or otherwise dispose of all the documents, materials or software containing the Confidential Information and stop using such Confidential Information.

6.4	Notwithstanding any other provisions herein, the validity of this Article shall survive the suspension or termination of this Agreement.

Article 7 Representations and Warranties

7.1	Borrowers make irrevocable representations and warranties hereof that, without prior written consent of Lender, Borrowers shall not make or authorize other party (including but not limited to directors of Management Company nominated by Borrowers) in any way to make any resolutions, instructions, consents or orders to conduct the following deals: promote Management Company to approval, or promote the management team of Management Company or of subsidiary-company, entity or related company of Management Company to, conduct any deals that will or possibly will influence materially about assets, rights, obligations or businesses of Management Company (including its branch offices) and/or any subsidiary-company or other entities possessed by Management Company (hereinafter “Prohibition Deal”), including but not limited to:

(1)	increasing or decreasing registered capital or merging with other entities;

(2)	amending its articles of association;

(3)	appointing or dismissing any directors, supervisors or other management personnel;

(4)	providing loans to any third party or undertaking any debts (except one debt of amounts no more than RMB100,000 incurred in normal operation business or cumulative debts of total amounts no more than RMB100,000 incurred during consecutive six months);

(5)	providing guaranty to any third party for its own debts or for any third party;

(6)	assigning any businesses, material assets, actual or potential business opportunities (except to operate its business in the ordinary course);

(7)	assigning or licensing its trademarks or other intellectual properties legally possessed to any third party;

(8)	terminating abnormally any material agreements or concluding any other agreements in conflict with exiting material agreements;

(9)	terminating, liquidating or dissolving company, or taking any other conducts that may or possibly may damage exiting of company or entity;

(10)	conducting any other material deals; or

(11)	signing any agreements, contracts, Memos or other dealing documents about the foresaid Prohibition Deal (hereinafter referred as “Prohibition Document”), or making any act to permit execution of Prohibition Deal or signing of Prohibition Document.

7.2	Borrowers make irrevocable representations and warranties that, without prior written consent of Lender, Borrowers shall not dispose or transfer equity of Management Company in part or in full to any third party in any method, including not making any pledge or other guaranty on the equity or registered capital of Management Company or its subsidiary company, or grant the preemption right to any third party.

7.3	Borrowers shall endeavor to cause directors or management members of Management Company to keep the representations and warranties under this Agreement strictly when they do their duties as directors and management team members and not to make any behaviors or non-behaviors in breach of any aforesaid warranties or representations.

Article 8 Notice

8.1	Any notice, request, demand and other correspondences required by or made in accordance with this Agreement shall be in writing and delivered to the relevant Party.

8.2	The above notice or other correspondences shall be deemed to have been delivered upon delivery when it is transmitted by facsimile or telex; or upon handed over to the receiver when it is delivered in person, or on the fifth (5) day after posting when it is delivered by mail.

Article 9 Liability for Breach of Contract

9.1	The Borrowers undertake to hold the Lender harmless and indemnify the Lender against any actions, charges, claims, costs, damages, demands, expenses, liabilities, losses and proceedings which the Lender may suffer or subject to as a result of any default by the Borrowers of any of their obligations hereunder.

9.2	Notwithstanding any other provisions herein, the validity of this Article shall survive the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1	This Agreement is in Chinese language in three (3) counterparts with each Party hereto holding one.

10.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by PRC laws

10.3	Any disputes arising hereunder and in connection herewith shall be settled through consultations among the Parties, and if no agreement regarding such disputes can be reached within thirty (30) days after their occurrence, such disputes shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules thereof, and the arbitration award shall be final and binding on all the Parties.

10.4	Any rights, powers and remedies entitled to the Parties by any provisions herein shall not preclude any other rights, powers and remedies entitled to such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies.

10.5	No failure or delay by a Party to exercise any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter, the “Rights”) shall be construed as a waiver of such Rights, and the waiver of any single or partial Party’s Rights shall not preclude its exercise of such Rights in any other way and its exercise of other Rights.

10.6	The titles of the Articles herein are for index only, and in no circumstances shall such titles be used in or affect the interpretation of the provisions hereof.

10.7	Each provision contained herein shall be severable from and independent of other provisions, and if at any time one or more articles herein shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions herein shall not be affected as a result thereof.

10.8	This Agreement and its appendixes are in lieu of any agreements, memo and communications which agreed before in verbal or in writing by both parties. Any amendments or supplements to this Agreement shall be in writing and shall become effective upon the due execution by the Parties hereto.

10.9	The Borrowers shall not assign any of their rights and/or obligations hereunder to any third parties without the prior written consent from the Lender, and the Lender is entitled to assign any of its rights and/or obligations hereunder to any of its designated third parties upon notice to the other Parties under the applicable laws and regulations.

10.10	This Agreement shall be binding on the assignees or legal successors of the Parties.

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[Signature Page]

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed as of the date and in the place first here above mentioned.

Zhengmao Hu

Signature:	/s/

Min Hu

Signature:	/s/

Tianjin Frank Education Consultancy Co., Ltd (Company chop)

Signature:	/s/
Name:	Zhou Yu
Position:	Authorized representative